Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Superior Industries International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$9,081,569.68	0.00015310	$1,390.39
Fees Previously Paid	$0		$0
Total Transaction Valuation	$9,081,569.68
Total Fees Due for Filing			$1,390.39
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,390.39

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger, dated as of July 8, 2025, by and among Superior Industries International, Inc., SUP Parent Holdings, LLC and SUP Merger Sub, Inc.

(i)
Title of each class of securities to which the transaction applies: (A) common stock, par value $0.01 per share, of Superior Industries International, Inc. (“Common Shares”) and (B) preferred stock, par value $0.01 per share, of Superior Industries International, Inc. (“Preferred Shares”) designated as Series A Preferred Shares (“Series A Preferred Shares”).

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on July 25, 2025, the maximum number of shares of Common Shares and Preferred Shares to which this transaction applies is estimated to be 34,192,627, which consists of:

a.	29,698,422 issued and outstanding Common Shares;

b.	150,000 issued and outstanding Series A Preferred Shares;

c.	376,832 Common Shares subject to outstanding Company Restricted Stock Units (other than Cash-Settled RSUs);

d.	753,666 Common Shares subject to outstanding Company Performance Stock Units (assuming achievement of target level performance) (other than Cash-Settled PSUs);

e.	1,187,472 outstanding Cash-Settled RSUs; and

f.	2,026,235 outstanding Cash-Settled PSUs (assuming achievement of target level performance).

For the avoidance of doubt, the aggregate number of securities to which the transaction applies excludes (i) Common Shares or Series A Preferred Shares owned by the Company as treasury stock and (ii) Common Shares or Series A Preferred Shares owned by Parent, Merger Sub or any of their respective Subsidiaries.

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purpose of calculating the filing fee, as of the close of business on July 25, 2025, the underlying value of the transaction was calculated as the sum of:

a.	the product of 29,698,422 Common Shares, multiplied by the Common Stock Merger Consideration of $0.09;

b.
with respect to the 150,000 Series A Preferred Shares, (1) an amount equal to the product of (x) the Aggregate Common Stock Merger Consideration plus the aggregate consideration payable to the holders of Cash-Settled RSUs and Cash-Settled PSUs multiplied by (y) two; plus (2) the product of 3.5% multiplied by $2,672,857.98, the book value of Parent as of July 25, 2025. Given that Parent is a shell company without any operations, assets or liabilities and its equity interests are not traded on an exchange or over-the-counter, the book value of Parent’s equity was not ascertainable. As a result, we have assumed that the value of Parent’s equity, giving pro forma effect to the Merger as if it had been consummated as of the close of business on July 25, 2025, is equal to that of the Common Shares of the Company. As a result, the book value of the Parent’s equity per share of the Common Shares is, for purposes of this fee calculation, the price per share of the Common Shares at the close of trading in over-the-counter market on July 25, 2025.

c.	the product of 376,832 Common Shares subject to outstanding Company Restricted Stock Units, multiplied by the Common Shares Merger Consideration of $0.09;

d.
the product of 753,666 Common Shares subject to outstanding Company Performance Stock Units (assuming achievement of target level performance), multiplied by the Common Stock Merger Consideration of $0.09;

e.	the product of 1,187,472 outstanding Cash-Settled RSUs, multiplied by $0.09; and

f.	the product of 2,026,235 outstanding Cash-Settled PSUs (assuming achievement of target level performance), multiplied by the Common Stock Merger Consideration of $0.09.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (iii) above by 0.00015310.